EXHIBIT 5.2

A Merger with Schreck Brignone

Brownstein Hyatt Farber Schreck, LLP

300 South Fourth Street, Suite 1200

Las Vegas, Nevada 89101-6020

T 702.382.2101 F 702.382.8135

March 5, 2008

Wynn Las Vegas, LLC

Wynn Las Vegas Capital Corp.

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Ladies and Gentlemen:

We have acted as special Nevada counsel to Wynn Las Vegas, LLC, a Nevada limited liability company (the “Company”), Wynn Las Vegas Capital Corp., a Nevada corporation (“Capital Corp.” and, together with the Company, the “Issuers”), Wynn Show Performers, LLC, Wynn Golf, LLC, Las Vegas Jet, LLC, World Travel, LLC, Wynn Sunrise, LLC, and Kevyn, LLC, each a Nevada limited liability company (collectively, the “Guarantors”), in connection with the filing of the Issuers’ Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering the registration of $400,000,000 aggregate principal amount of the Issuers’ 6 5/8% First Mortgage Notes due 2014 (the “Exchange Notes”), and the guarantees of the Exchange Notes by the Guarantors (the “Note Guarantees” and together with the Exchange Notes, the “Securities”), issued under the Indenture, dated as of December 14, 2004, by and among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (as supplemented and reaffirmed to date, the “Indenture”).

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Issuers and the Guarantors in connection with the authorization and issuance of the Securities, all as referenced in the Registration Statement. For purposes of this opinion letter, we have assumed all such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, agreements,

Wynn Las Vegas, LLC

Wynn Las Vegas Capital Corp.

March 5, 2008

instruments and corporate records, as we have deemed necessary or appropriate for the purposes of this opinion letter. We have also obtained from officers and other representatives and agents of the Issuers and the Guarantors and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) the obligations of each party set forth in the Indenture, the Notes and the Note Guarantees are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (ii) each document we reviewed has been duly executed and delivered by the parties thereto other than the Issuers and the Guarantors to the extent due execution and delivery are prerequisites to the effectiveness thereof; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (v) all documents that we examined accurately describe and contain the mutual understanding of the parties thereto and there are no oral or written agreements or understandings, and there is no course of prior dealing, between or among any of the parties that would in any manner vary or supplement the terms and provisions of such documents, or of the relationships set forth therein, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the parties or otherwise, or which would have an effect on the opinion rendered herein; and (vi) all corporate and limited liability company records made available to us by the Issuers and the Guarantors, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinion set forth herein is expressly limited to the effect of the general corporate and limited liability company laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect thereon, of the laws of any other jurisdiction or as to matters of local law or the laws, rules or regulations of local governmental departments or agencies within the State of Nevada. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Securities have been duly authorized by the Issuers and the Guarantors, as applicable.

The opinion expressed herein is based upon the applicable Nevada laws in effect and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we assume no obligation, and we advise you that we shall make no effort, to update the opinion set forth herein, to conduct any inquiry into the continued accuracy of such opinion, or to apprise any addressee hereof or its counsel or assignees of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, after the date of this letter, or of any change in any applicable Nevada law or any facts occurring after the date of this opinion letter, which may affect the opinion set forth herein. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion herein.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference therein to our firm contained under the heading “Legal Matters”. In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BROWNSTEIN HYATT FARBER SCHRECK, LLP